U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
() Form 3 Holdings Reported
() Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Braun, Raymond M.
   1245 Borders
   Palatine, Il USA 60067
2. Issuer Name and Ticker or Trading Symbol
   Great Lakes REIT, Inc. GL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/97
If Amendment, Date of Original (Month/Year)

Relationship of Reporting Person to Issuer (Check all applicable)
   ( ) Director  ( ) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   Senior Vice President

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock option (right to  |19.625  |12/31|A   |14000      |   | [1] |12/31|Common stock|14000  |19.625 |            |D  |            |
buy)                    |        |/97  |    |           |   |     |/07  |            |       |       |            |   |            |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. On December 31, 1997, options to purchase shares were granted. One-third of the options vest annually on December 31, 1998, 1999 and 2000.


SIGNATURE OR REPORTING PERSON

DATE


Additional Participants in Group Filing

May, Richard A.
33 Brook Lane
Palos Park, IL 60464

CIK Number:
CCC Number:

          Director (x)          10% Owner ( )
          Officer  (x)          Other ( )
          Chairman/Chief Executive Off.

Rasley, Richard L.
1219 Forest Avenue
Oak Park, IL 60302

CIK Number:
CCC Number:

          Director (x)          10% Owner ( )
          Officer  (x)          Other ( )
          Executive Vice President

Brown, Brett A.
2134 Green Bridge Lane
Hanover Park, IL 60103

CIK Number:
CCC Number:

          Director ( )          10% Owner ( )
          Officer  (x)          Other ( )
          Vice President

Hicks, James
1247 Oxford Road
Deerfield, IL 60015

CIK Number:
CCC Number:

          Director ( )          10% Owner ( )
          Officer  (x)          Other ( )
          Senior Vice President

Scurto, Edith M.
613 Linden Drive
Carol Stream, IL 60188

CIK Number:
CCC Number:

          Director ( )          10% Owner ( )
          Officer  (x)          Other ( )
          Senior Vice President

Mills, Kim S.
7N071 Glen Road
Medinah, IL 60157

CIK Number:
CCC Number:

          Director ( )          10% Owner ( )
          Officer  (x)          Other ( )
          Senior Vice President

Hunt, Patrick R.
953 Romona Road
Wilmette, IL 60091

CIK Number:
CCC Number:

          Director ( )          10% Owner ( )
          Officer  (x)          Other ( )
          President/Chief Operating Off.